VOTING AGREEMENT


     THIS VOTING AGREEMENT (this "Agreement") dated as of August 2, 1999, is made and entered into by and among INFINITY INVESTORS LIMITED ("Infinity") and MARION INTERGLOBAL, LTD. ("Marion," and together with Infinity, the "Stockholders"), as the holders of certain of the securities of Visual Edge Systems, Inc., a Delaware corporation (the "Company").

                      W I T N E S S E T H:

     WHEREAS, the Stockholders currently own or within ten (10) calendar days shall own, control, directly or through entities which they control, the number of shares of the issued and outstanding shares of common stock of the Company (the "Common Stock") set forth opposite their respective names on SCHEDULE A attached to this Agreement (the shares of Common Stock that are currently owned by the Stockholders or which may be hereafter acquired by them are referred to herein collectively as the "Shares"); and

     WHEREAS, the Stockholders desire to set forth their agreement with respect to voting such Shares;

     NOW, THEREFORE, in consideration of the representations, covenants and agreements contained herein, and certain other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

                             ARTICLE I
               VOTING; RIGHTS AND DUTIES AS AGENT

     1.1 VOTING. During the Term (as hereafter defined) of this Agreement, each of the Stockholders severally agrees to vote any Shares held or controlled by them on any matter submitted to the stockholders of the Company for a vote or approval in such manner as shall be directed in writing by Infinity, and Infinity agrees to vote any Shares held or controlled by it in the same manner as it so directs the Stockholders to vote their Shares. At least two (2) days prior to the announced date of any such vote or approval on any matter in which the stockholders of the Company are entitled to vote, Infinity shall direct the Stockholders of the manner by which each should vote their respective Shares by written notice. If Infinity fails to deliver the Stockholders written notice in the manner contemplated in this Section, the Stockholders shall be entitled to vote their respective Shares in any manner. In the event of the issuance of a written consent of the shareholders of the Company by Infinity, Infinity may act by written consent on behalf of the Stockholders without their prior consent, provided notice of such action is provided to such Stockholders within five (5) business days thereafter.

     1.2 NON-LIABILITY OF INFINITY. Infinity shall not incur any responsibility or liability as trustee, fiduciary or otherwise, by reason of the manner in which Infinity directs the Stockholders to vote their Shares. Except as otherwise provided herein, the Stockholders understand and agree

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

that this Agreement may be pleaded by Infinity against any or all of them as a complete bar to any action or suit before any administrative body or court with respect to any claim under federal, state, local, or other law relating to the voting of the Shares, including, without limitation, the manner in which Infinity directs the Stockholders to vote their Shares. Infinity shall not be liable to either of the Stockholders or any third party for any special, indirect, incidental or consequential damages (including, without limitation, lost opportunity costs) arising from or relating to this Agreement.

     1.3 OTHER RIGHTS OF STOCKHOLDERS. Except as set forth in this Agreement, each of Infinity and the Stockholders shall have the right to exercise its or his full rights as a stockholder with respect to the Shares registered in its or his name, including, without limitation, the right to sell its or his respective Shares; provided, however, that none of the Stockholders shall sell or transfer any of their shares prior to August 15, 1999. Any transferee of the Shares shall not be bound by any of the terms of this Agreement.

     1.4 POWER OF ATTORNEY. Each of the Stockholders hereby irrevocably and severally constitutes and appoints Infinity his agent and attorney-in-fact, with full power of substitution and resubstitution in his name, place and stead, and for his use and benefit, to take or cause to be taken any and all acts, deeds and things concerning the voting of the Shares.

     1.5 ADDITIONAL SHARES. If Infinity or any Stockholder receives additional shares of Common Stock, whether by acquisition, stock dividend, stock split or otherwise, such shares shall be subject to the terms of this Agreement.

     1.6 TERM. The term of this Agreement shall commence on the date first set forth above and shall continue for 90 days until October 30, 1999, unless Infinity, in its sole discretion, unilaterally releases the Stockholders from their obligations hereunder prior thereto (the "Term").


                             ARTICLE II
                    MISCELLANEOUS PROVISIONS

     2.1 NOTICES. Any notice or communication must be in writing and given by (a) deposit in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, (b) delivery in person or by courier service providing evidence of delivery, or (c) transmission by telecopy. Each notice or communication that is mailed, delivered, or transmitted in the manner described above shall be deemed sufficiently given, served, sent and received, in the case of mailed notices, on the third business day following the date on which it is mailed and, in the case of notices delivered by hand, courier service, or telecopy, at such time as it is delivered to the addressee (with the delivery receipt or the affidavit of messenger) or at such time as delivery is refused by the addressee upon presentation. For purposes of notice, the addresses of the parties shall be the addresses set forth on Schedule A hereto. Any party may change its address for notice by written notice given to the other parties hereto.

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

      2.2 CONSTRUCTION. The use of the singular number shall include the plural, and the plural number shall include the singular wherever appropriate.

      2.3 GOVERNING LAW. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of Texas. This Agreement is performable in, and venue of any action relating to or pertaining to this Agreement shall lie in Dallas County, Texas.

     2.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original hereof, but all of which shall constitute one and the same document.

     2.5 ATTORNEYS' FEES. If any legal action is brought by any party hereto to enforce the terms and conditions of this Agreement, it is expressly agreed that the party in whose favor a final judgment is entered shall be entitled, in addition to any other relief which may be awarded, to recover from the other party or parties its reasonable attorneys' fees, together with such prevailing party's other costs and reasonable and necessary expenses incurred in connection with such litigation.



                    [Signature Page Follows]

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

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                              INFINITY INVESTORS LIMITED


                              By:    /s/ Stuart Chasanoff
                                   ------------------------------
                              Name:     Stuart Chasanoff
                                   ------------------------------
                              Title:   Attorney-in-Fact
                                   ------------------------------


                              MARION INTERGLOBAL, LTD.


                              By:    /s/ Ronald Seale
                                   ------------------------------
                              Name:     Ronald Seale
                              Title:    Senior Managing Director


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

                           SCHEDULE A


Infinity Investors Limited         180,696 Shares currently owned
plus
Hunkins Waterfront Plaza           9,600,000 Shares expected to be
Main Street                        issued pursuant to a Notice of
P.O. Box 556                       Conversion to be submitted to the
Charlestown, Nevis, West Indies    Company on August 13, 1999



Marion Interglobal, Ltd.               976,000 Shares
12803 Water Point Blvd.
Windermere, Florida 34786


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